Exhibit 5.2

Future Vision II Acquisition Corp. 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands	D +852 3656 6054 E nathan.powell@ogier.com
D +852 3656 6010 E cecilia.li@ogier.com

Reference: NMP/CQL/508111.00001
20 June 2024

Future Vision II Acquisition Corp. (Company number: 406731) (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) related to the offering and sale of:

(a)	up to 5,000,000 units (together, the Units), each Unit consisting of one ordinary share of the Company of US$0.0001 each (the Ordinary Shares) and one right entitling the holder thereof to receive one-tenth (1/10) of one Ordinary Share (the Rights);

(b)

up to 750,000 Units (the Over-Allotment Units) which several underwriters, for whom Kingswood Capital Partners, LLC is acting as representative (the Representative), will have a 45-day option to purchase from the Company to cover over-allotments, if any;

(c)	50,000 Ordinary Shares (or 57,500 Ordinary Shares if the over-allotment option is exercised in full) (the Representative Shares) which the Company has agreed to issue to the Representative or its designees;

(d)	all Ordinary Shares and the Rights issued as part of the Units and the Over-Allotment Units; and

(e)	all Ordinary Shares that may be issued upon exercise of the Rights included in the Units and the Over-Allotment Units.

This opinion is given in accordance with the terms of the “Legal Matters” section of the Registration Statement.

A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Florence Chan*	Lin Han† Cecilia Li** Rachel Huang** Joanne Collett** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand † admitted in New York ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Corporate power

(b)	The Company has all requisite power under its Memorandum and Articles (each as defined in Schedule 1) to exercise its rights and perform its obligations under and as described in the Registration Statement.

Shares

(c)	The Ordinary Shares included in the Units and Over-allotment Units and the Representative Shares to be offered and issued by the Company as contemplated by the Registration Statement and the Underwriting Agreement (each as defined in Schedule 1), have been duly authorised and when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the terms in the Underwriting Agreement) and in accordance with the then effective memorandum and articles of the Company; and

(ii)	such issuance of the Ordinary Shares and the Representative Shares have been duly registered in the Company’s register of members as fully paid shares,

shall be validly issued, fully paid and non-assessable.

(d)	Any Ordinary Shares to be issued by the Company pursuant to the Rights, in each case when the Rights are exercisable under the terms of the Rights Documents (as defined in Schedule 1), referred to within the Registration Statement, have been duly authorised and when issued by the Company upon:

(i)	due exercise of the Rights comprised in the Units and Over-allotment Units in accordance with the terms set out in the Registration Statement (including the terms in the Rights Documents) and in accordance with the Company’s then effective memorandum and articles association; and

(ii)	such issuance of Ordinary Shares have been duly registered in the Company’s register of members as fully paid shares,

shall be, subject to payment of the exercise price therefor under the terms of the Rights, validly issued, fully paid and non-assessable.

No litigation revealed

(e)	Based solely on our investigation of the Register of Writs and Other Originating Process (Register of Writs), no litigation was pending in the Cayman Islands against the Company, nor had any petition been presented or order made for the winding up of the Company, as of the close of business on the day before our inspection.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement and the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement and the Documents (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Registration Statement and the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1	This opinion is given for your benefit in connection with the Company. With the exception of your professional advisers (acting only in that capacity) and purchasers of the Units pursuant to the Registration Statement, it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

6.2	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”, “Risk Factors” and “Enforceability of Civil Liabilities”.

Yours faithfully

/s/ Ogier

Ogier

Schedule 1

Documents examined

Corporate and other documents

1	The certificate of incorporation of the Company dated 30 January 2024 issued by the Registrar.

2	The memorandum and articles of association of the Company filed with the Registrar on 30 January 2024 (the Memorandum and Articles).

3	The written resolutions of the sole director of the Company dated 28 March 2024 and the written resolutions of all the directors of the Company dated 18 June 2024 (together, the Board Resolutions).

4	A certificate of good standing dated 12 June 2024 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

5	The register of members of the Company dated 14 March 2024 (the Register of Members).

6	The register of directors and officers of the Company dated 9 April 2024 (together with the Register of Members, the Registers).

7	The undertaking as to tax concessions dated 2 April 2024 issued by the Cabinet Office of the Cayman Islands in respect of the Company.

8	A certificate dated 20 June 2024 as to certain matters of fact signed by a director of the Company (the Director’s Certificate).

9	The Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 20 June 2024 (the Register of Writs).

10	A search of the Cayman Online Registry Information Service conduced against the Company at the Registrar on 20 June 2024 (the CORIS Search).

11	The Registration Statement.

12	A draft specimen unit certificate representing the Units and the Over-Allotment Units (the Unit Certificates).

13	A draft specimen certificate for the Ordinary Shares and the Representative Shares (the Share Certificates).

14	A draft of the form of the underwriting agreement to be entered into by the Company and Kingswood Capital Partners, LLC as representative of the underwriters named therein (the Underwriting Agreement).

15	A draft of the form of the rights agreement and the rights certificate constituting the Rights (the Rights Documents and, together with the Unit Certificates, the Share Certificates and the Underwriting Agreement, the Documents).

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion.

5	The CORIS Search which we have examined is accurate and that the information disclosed by the CORIS Search is true and complete and that such information has not since been altered.

6	Where any Document has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

Status, authorisation and execution

7	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

8	Any individuals who are parties to a Document, or who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under such Document, sign such documents and give such information.

9	Each Document has been or will be duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands).

10	The Board Resolutions remain in full force and effect and each of the director(s) of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Registration Statement and the Documents and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Registration Statement and the Documents which has not been properly disclosed in the Board Resolutions.

11	Each Document has been or will be duly executed and unconditionally delivered by the Company in the manner authorised in the Board Resolutions.

Enforceability

12	Each Document has been or will be legal, valid and binding and enforceable against all relevant parties in accordance with its terms under relevant law (other than, in the case of the Company, the laws of the Cayman Islands).

13	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Registration Statement or the Documents nor the exercise by any party to the Registration Statement or the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

14	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Registration Statement, the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

15	None of the transactions contemplated by the Registration Statement or the Documents relate to any shares, voting rights or other rights that are subject to a restrictions notice issued pursuant to the Companies Act (Revised) (the Companies Act) of the Cayman Islands.

16	No monies paid to or for the account of any party under the Registration Statement or the Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (as revised) and the Terrorism Act (as revised), respectively).

Share issuance

17	The issue of any Ordinary Shares and Representative Shares pursuant to the Registration Statement and the Underwriting Agreement, and the issue of the Ordinary Shares upon the exercise of the Rights pursuant to the Rights Documents at the time of issuance, whether as principal issue or on the conversion, exchange or exercise of any Ordinary Shares, Representative Shares, Rights, Units or Over-Allotment Units, would not result in the Company exceeding its authorised share capital; and upon the issue of any Ordinary Shares or Representative Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof and that such issuance will be duly registered, and will continue to be registered, in the Company’s register of members.

18	There are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

19	The certificates for the Ordinary Shares or the Representative Shares will conform to the Share Certificates and upon issuance will have been duly countersigned by the transfer agent and duly registered by the registrar for the Ordinary Shares and the Representative Shares, or, if uncertificated, valid book-entry notations for the issuance of the Ordinary Shares or the Representative Shares in uncertificated form will have been duly made in the share register of the Company.

20	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares or the Representative Shares.

21	At the time of the issuance of any Ordinary Shares or Representative Shares or exercise of the Rights in accordance with its terms (the Exercise):

(a)	the Company will not have been struck off or placed in liquidation; and

(b)	the issue price for each share issued (and in the case of the Rights, upon the Exercise) will not be less than the par value of such share;

22	The draft amended and restated articles of association appended to the Registration Statement will be adopted by the Company in accordance with the Memorandum and Articles prior to the date that any Units, Ordinary Shares, Representative Shares, Rights, or Over-Allotment Units are issued by the Company.

Schedule 3

Qualifications

Good standing

1	Under the Companies Act annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Ordinary Shares and the Representative Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares or the Representative Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.